Exhibit 4.3

FIRST AMERICAN FINANCIAL CORPORATION

2010 EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose.

The purpose of the Plan is to provide employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Internal Revenue Code of 1986, as amended. The provisions of the Plan, accordingly, shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code.

2.	Definitions.

(a)        “Board” shall mean the Board of Directors of the Company.

(b)        “Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)        “Common Stock” shall mean the Common Stock of the Company.

(d)        “Company” shall mean First American Financial Corporation, a Delaware corporation, and any Designated Subsidiary of the Company.

(e)        “Compensation” shall mean all wages within the meaning of Code section 3401(a), and all other payments of compensation to an Employee by the Company or Designated Subsidiary for which the Company or Designated Subsidiary is required to furnish the Employee a written statement under Code sections 6041 and 6051. Compensation shall be determined without regard to any rules under Code section 3401(a) that limit the remuneration included in wages based on the nature or location of employment or the services performed. The Board shall have the authority to determine and approve all forms of pay to be included in the definition of Compensation, including the forms of pay to be included in Compensation for Designated Subsidiaries and Employees outside of the United States, and may change the definition of Compensation on a prospective basis, so long as any such determination, approval or change is consistent with Section 423(b)(5) of the Code.

(f)         “Designated Subsidiary” shall mean any Subsidiary which has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(g)        “Distribution Date” shall have the meaning ascribed to such term in the Separation and Distribution Agreement between the Company and The First American Corporation, dated as of June 1, 2010.

(h)        “Eligible Employee” means an Employee eligible to participate in the Plan under the terms of Section 3.

(i)         “Employee” shall mean any individual who is an Employee of the Company for tax purposes. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company. Where the period of leave exceeds ninety (90) days and the individual’s right to reemployment is not guaranteed either by statute or by contract, for purposes of the Plan, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(j)         “Enrollment Date” shall mean a date prior to the beginning of an Offering Period, as specified by the Board, on which the eligibility for participation in the following Offering Period is determined.

(k)        “Exercise Date” shall mean the last day of each Offering Period.

(l)         “Fair Market Value” shall mean, as of any date, the closing sales price for the Common Stock (or the closing bid, if no sales were reported) as quoted on the New York Stock Exchange, as reported in The Wall Street Journal or such other sources as the Board deems reliable.

(m)       “Offering Period” shall mean a period of approximately one (1) month during which an option granted pursuant to the Plan may be exercised. The first Offering Period will commence on June 1, 2010 and terminate on the last Trading Day of the same month. Thereafter, subsequent Offering Periods, if any, will commence on the first Trading Day of each month and terminate on the last Trading Day of that month. The duration of Offering Periods may be changed pursuant to Section 4 of this Plan.

(n)        “Plan” shall mean this 2010 Employee Stock Purchase Plan.

(o)        “Purchase Price” shall mean an amount equal to 85% of the Fair Market Value of a share of Common Stock on the Exercise Date, provided, however, that the Purchase Price may be adjusted by the Board pursuant to Section 19.

(p)        “Reserves” shall mean the number of shares of Common Stock covered by each option under the Plan which have not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under the Plan but not yet placed under option.

(q)        “Subsidiary” shall mean a corporation, domestic or foreign, of which not less than 50% of the voting shares are held by the Company or a Subsidiary, whether or not such corporation now exists or is hereafter organized or acquired by the Company or a Subsidiary.

(r)         “Trading Day” shall mean a day on which national stock exchanges are open for trading.

3.	Eligibility.

(a)        Any Employee who is at least eighteen (18) years of age and who shall be employed by the Company on a given Enrollment Date shall be eligible to participate in the Plan. Notwithstanding anything herein to the contrary, Employees whose customary employment is for not more than twenty (20) hours per week and/or five (5) months in any calendar year are not eligible to participate in the Plan.

(b)        Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock of the Company and/or hold outstanding options to purchase such stock possessing five percent (5%) or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its subsidiaries accrues at a rate which exceeds Twenty-Five Thousand Dollars ($25,000) worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, in accordance with Section 423(b)(8) of the Code.

4.	Offering Periods.

The Plan shall be implemented by consecutive monthly Offering Periods with the first offering period commencing on June 1, 2010, or on such other date as the Board shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Board shall have the power to change the duration of Offering Periods (including the commencement dates thereof) with respect to future offerings without stockholder approval if such change is announced at least five (5) days prior to the scheduled beginning of the first Offering Period to be affected thereafter and the duration of the Offering Period complies with Section 423(b)(7) of the Code (which in relevant part limits the duration of an Offering Period to no more than five (5) years if the Purchase Price is not less than eighty five percent (85%) of the Fair Market Value on the Exercise Date).

5.	Participation.

(a)        An Eligible Employee may become a participant in the Plan by completing an enrollment agreement designated by the Board, on or before the date designated by the Board.

(b)        Payroll deductions for a participant shall commence on the first payroll following the first day of the Offering Period and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

6.	Payroll Deductions.

(a)        At the time a participant files his or her enrollment agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not exceeding fifteen percent (15%) of the Compensation which he or she receives on each pay day during the Offering Period. Payroll deductions may be permitted on the basis of flat dollar contributions, or a percentage of compensation (in whole percentages only), as determined by the Board.

(b)        All payroll deductions made for a participant shall be credited to his or her account under the Plan. A participant may not make any additional payments into such account.

(c)        A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may increase or decrease the rate of his or her payroll deductions by completing or filing with the Company a new enrollment form authorizing a change in payroll deduction rate. The Board may, in its discretion, limit the number of participation rate changes during any Offering Period. The change in rate shall be effective with the first full payroll period following the administrative deadline established by the Company. A participant’s enrollment form shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

(d)        Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant’s payroll deductions may be refunded to the participant, or decreased to zero percent (0%), at any time.

(e)        At the time the option is exercised, in whole or in part, or at the time some or all of the Company’s Common Stock issued under the Plan is sold, exchanged or otherwise disposed of, the participant must make adequate provision for federal, state, or other tax withholding obligations, if any, which arise upon the exercise of the option or the disposition of the Common Stock. By electing to participate in the Plan, a participant authorizes the Company to withhold from the participant’s compensation the amounts necessary to satisfy the Company’s applicable tax withholding obligations. At any time, the Company may, but shall not be obligated to, withhold from the participant’s compensation the amount necessary for the Company to meet the Company’s applicable tax withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Employee.

7.	Grant of Option.

On the first day of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period (at the applicable Purchase Price) up to a number of shares of the Company’s Common Stock determined by dividing such Employee’s payroll deductions accumulated prior to such Exercise Date and retained in the Participant’s account as of the Exercise Date by the applicable Purchase Price; provided that (a) the maximum number of shares that may be purchased by an Employee with respect to an Offering Period is 1,000 shares and (b) such purchase shall also be subject to the limitations set forth in Sections 3(b) and 13 hereof. All participants shall receive an option with the same rights and privileges within the meaning of Section 423(b)(5) of the Code. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. The Option shall expire on the last day of the Offering Period.

8.	Exercise of Option.

Unless a participant withdraws from the Plan as provided in Section 10 hereof, his or her option for the purchase of shares shall be exercised automatically on the Exercise Date, and the appropriate number of shares shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Shares purchased shall be full or fractional shares as determined by the Board. During a participant’s lifetime, a participant’s option to purchase shares hereunder is exercisable only by him or her. If not all of a participant’s accumulated payroll deductions are applied to the purchase of shares on the Exercise Price, then the Company shall provide for the carry forward of all such amounts for the purchase of shares in the next following Offering Period.

9.	Delivery.

As promptly as practicable after each Exercise Date on which a purchase of shares occurs, the Company shall arrange the delivery to each participant, as appropriate, of the shares purchased upon exercise of his or her option.

10.	Withdrawal.

(a)        A participant may withdraw from the Plan at any time by giving notice to the Company on the form designated by the Board, on or before the date designated by the Board. If a participant withdraws from the Plan, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Company a new enrollment form as provided in Section 5.

(b)        A participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan which may hereafter be adopted by the Company or in succeeding Offering Periods which commence after the termination of the Offering Period from which the participant withdraws.

11.	Termination of Employment.

Upon a participant’s ceasing to be an Eligible Employee for any reason, he or she shall, subject to Section 10, continue to participate in the Offering Period during which such cessation occurs until the earlier of the next Exercise Date following such cessation or the date that is three months following such cessation; provided, however, that no additional payroll deductions or other amounts shall be credited to such participant’s account following the date the participant ceases to be an Eligible Employee.

12.	Interest.

No interest shall accrue on the payroll deductions of a participant in the Plan.

13.	Stock.

(a)        Subject to adjustment upon changes in capitalization of the Company as provided in Section 18 hereof, the maximum number of shares of the Company’s Common Stock which shall be made available for sale under the Plan shall be two million (2,000,000) shares. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable.

(b)        The participant shall have no interest or voting right in shares covered by his option until such option has been exercised and shares have been issued.

(c)        Shares to be delivered to a participant under the Plan shall be registered in the name of the participant.

14.	Administration.

The Plan shall be administered by the Board or a committee appointed by the Board, which committee may, but need not, consist of Employees, and which committee shall initially be the Company’s Administrative Plan Committee. The Board or its committee shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. In the event that a committee is appointed by the Board, a decision of the committee regarding the Plan shall have the same effect as a decision by the Board. Every finding, decision and determination made by the Board or its committee shall, to the full extent permitted by law, be final and binding upon all parties.

15.	Transferability.

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will or the laws of descent and distribution) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds from an Offering Period in accordance with Section 10 hereof.

16.	Use of Funds.

All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.	Reports.

Individual accounts shall be maintained for each participant in the Plan. Statements of account shall be given to participating Employees at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

18.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)        Changes in Capitalization. Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each participant may purchase per Offering Period (pursuant to Section 7), as well as the price per share and the number of shares of Common Stock covered by each option under the Plan which has not yet been exercised shall be appropriately adjusted, in order to prevent any dilution or enlargement of participants’ rights under the Plan, in the event of any corporate event or transaction (including a change in the shares of Common Stock or the capitalization of the Company), such as a reclassification, recapitalization, merger, consolidation, reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the Code), issuance of warrants or rights, dividend or other distribution (whether in the form of cash, stock or other property), stock split or reverse stock split, spin-off, split-up, combination or exchange of shares, repurchase of shares, or other like change in corporate structure, partial or complete liquidation of the Company or distribution (other than ordinary cash dividends) to stockholders of the Company, or any similar corporate event or transaction. Such adjustment shall be made by the Board or committee of the Board, whose determination in that respect shall be final, binding and conclusive. The Board or committee of the Board shall have the authority to adjust not only the number of securities, but also the class and kind of securities subject to the Plan and to make appropriate adjustments in the price of such securities if other than shares of Common Stock of the Company, so long as any such action complies with Section 423(b)(2) of the Code and other applicable law. Any such adjustment made under this Section 18(a) shall be made consistent with the requirements of Section 423 of the Code. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”), and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board. The New Exercise Date shall be before the date of the Company’s proposed dissolution or liquidation. The Board shall notify each participant, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(c)        Merger or Similar Transaction or Asset Sale. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger, consolidation or similar transaction involving the Company with or into another corporation in which the Company is not the surviving, controlling corporation, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the option, the Offering Period then in progress shall be shortened by setting a new Exercise Date (the “New Exercise Date”). The New Exercise Date shall be before the date of the transaction described in this Section 18(c). The Board shall notify each participant, at least ten (10) business days prior to the New Exercise Date, that the Exercise Date for the participant’s option has been changed to the New Exercise Date and that the participant’s option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

(d)        No Limitation of Corporate Actions. The existence of the Plan and any options granted hereunder shall not affect in any way the right and power of the Company or any subsidiary or affiliate of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the shares of Common Stock, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding. Further, except as expressly provided herein or by the Board or committee of the Board, (i) the issuance by the Company of any shares of Common Stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, (ii) the payment of an ordinary dividend in cash or property other than shares of Common Stock, (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Common Stock subject to options theretofore granted or the Purchase Price applicable to any option, unless the Board or committee of the Board shall determine, in its sole discretion and not inconsistent with the standard set forth in Section 18(a) above, that an adjustment is necessary or appropriate.

19.	Amendment or Termination.

(a)        The Board of Directors of the Company may at any time and for any reason suspend, terminate or amend the Plan. Except as provided in Section 18, no such termination shall affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors on any Exercise Date if the Board determines that the termination of the Offering Period or the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code (or any other applicable law, regulation or stock exchange rule), the Company shall obtain shareholder approval in such a manner and to such a degree as required.

(b)        Without stockholder consent and without regard to whether any participant rights may be considered to have been “adversely affected,” the Board (or its committee) shall be entitled to add or delete Designated Subsidiaries to be eligible to participate in the Plan, change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each participant properly correspond with amounts withheld from the participant’s Compensation, and establish such other limitations or procedures as the Board (or its committee) determines in its sole discretion advisable which are consistent with the Plan.

(c)        In the event the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and, to the extent necessary or desirable in a manner consistent with the requirements of Section 423 of the Code, modify or amend the Plan to reduce or eliminate such accounting consequence including, but not limited to:

    (i)        altering the Purchase Price for any Offering Period including an Offering Period underway at the time of the change in Purchase Price;

    (ii)       shortening any Offering Period so that Offering Period ends on a new Exercise Date, including an Offering Period underway at the time of the Board action; and

    (iii)      allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan participants.

20.	Notices.

All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.	Conditions Upon Issuance of Shares.

(a)        Securities Law Requirements. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

(b)        Holding Period after Exercise of Option. Shares issued as a result of the exercise of an option under this Plan will be subject to a holding period of one (1) year from the date of exercise. During this holding period, the shares may not be sold or transferred by the Employee. The Board, at its sole discretion, may change or eliminate this holding period.

22.	Term of Plan.

The Plan shall become effective May 28, 2010, the date on which it was adopted by the Board. The stockholder of the Company approved the Plan on May 28, 2010, which is within twelve (12) months before or after the date that the Plan was adopted, as required by Section 423(b)(2) of the Code. The Plan shall continue in effect for a term of ten (10) years unless sooner terminated by the Board or its delegate.

23.	Governing Law.

This Plan shall be governed by the laws of the State of Delaware.

24.	No Enlargement of Employee Rights.

Nothing contained in this Plan shall be deemed to give any Employee the right to be retained in the employ of the Company or any Designated Subsidiary, or to interfere with the right of the Company or Designated Subsidiary to discharge any Employee at any time.

25.	Rules for Foreign Jurisdictions.

The Board may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures. Without limiting the generality of the foregoing, the Board is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of stock certificates which vary with local requirements.

The Board may also adopt sub-plans applicable to particular Designated Subsidiaries or locations, which sub-plans may be designed to be outside the scope of Code section 423. The rules of such sub-plans may take precedence over other provisions of this Plan, with the exception of Section 13, but unless otherwise superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.